                                                            Exhibit 99.1

For Immediate Release:  July 26, 2001
Contact:    Paul Sunu, Chief Financial Officer at (919) 563-8222 or
            Rick Whitener, Vice President-Financial Reporting at (919) 563-8374

Bond Ticker: MADRIV
July 26, 2001
Mebane, North Carolina

             MADISON RIVER COMMUNICATIONS ANNOUNCES SECOND QUARTER
                 AND SIX MONTH FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - July 26, 2001 - Madison River Communications, an established and growing integrated communications provider, today announced its financial and operating results for the second quarter and six months ended June 30, 2001.

2001 Second Quarter Highlights
------------------------------

          . Revenues increase to $45.5 million versus $41.7 million in prior year, a 9% increase;

          .  Adjusted EBITDA increased 6% sequentially from First Quarter 2001;

          . Local Telecommunications Division (LTD) achieved an Adjusted EBITDA margin of 51%;

          .  LTD's adjusted EBITDA increased 18% over Second Quarter 2000;

          .  DSL penetration rate exceeded 4% in LTD's operating areas.

Revenues for the second quarter ended June 30, 2001 were $45.5 million, an increase of $3.8 million, or 9%, from $41.7 million reported in the second quarter of 2000. The increase in revenues was driven primarily by gains in the Integrated Communications Division (ICD) which is composed of the Company's expanding CLEC and fiber transport operations. Revenues for the ICD in the second quarter of 2001 increased approximately $3.0 million from the same quarter in 2000, or 483%, and grew approximately 37% sequentially from the first quarter of 2001. Adjusted EBITDA for the Company (operating income before depreciation, amortization and non-cash long-term incentive plan expenses) was $14.8 million in the second quarter of 2001 which was consistent with $14.8 million in Adjusted EBITDA for same quarter of 2000. LTD's Adjusted EBITDA increased by $3.3 million from the prior year, which was offset by a $3.3 million increase in Adjusted EBITDA loss for ICD.

On a sequential quarter basis, comparing the second quarter of 2001 to the first quarter ended March 31, 2001, Adjusted EBITDA increased 6%, or $0.9 million, on an increase in revenues of 1%, or $0.3 million. While revenues were consistent, the increase in Adjusted EBITDA can be attributed to a smaller Adjusted EBITDA loss in the ICD of $0.8 million.

For the second quarter of 2001, the LTD reported revenues of $42.0 million, Adjusted EBITDA of $21.6 million and an Adjusted EBITDA margin of 51.4%. This represented an 18% increase in Adjusted EBITDA from the $18.3 million reported in the second quarter of 2000. Revenues increased approximately $0.8 million, or 2%. As of June 30, 2001, the LTD had approximately 199,300 voice access and DSL lines in service. On a sequential quarter basis, this represents a decrease of approximately 3,040 lines in service. The decrease is due to the sale of two exchanges in Illinois, which included approximately 4,280 lines, to Madison Telephone Company during the second quarter of 2001. On a pro forma basis, excluding the lines sold, the LTD reported an increase in voice access and DSL lines in service of approximately 1,240 lines, or 1%, over the first quarter of 2001. Of the 199,300 total lines, approximately 134,700 are residential, 59,200 are business lines and 5,400 are DSL lines. In addition, the LTD had approximately 72,300 long distance accounts and 31,300 dial-up Internet subscribers at June 30, 2001. Penetration rates for vertical services such as voice mail, caller ID, call waiting and call forwarding continued to increase in the second quarter of 2001.

Data continues to be an expanding line of business for the LTD. Revenues from high-speed special access services in the second quarter of 2001 increased 17% over the same period in 2000 and 9% over the first quarter of 2001. In addition, the penetration rate in installed DSL lines in LTD's service areas reached 4% of access lines and about 5% of the total households in our LTD areas. This is among the highest penetration rates for telecommunications providers in the United States.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "For two consecutive quarters, LTD has exceeded a 50% Adjusted EBITDA margin. Our integration efforts are paying off particularly when we consider that these properties had pro forma Adjusted EBITDA margins of 32.3% at the end of 1998. We have developed a strong operating team focused on delivering value to our customers and eliminating inefficiencies and unnecessary costs. Further, we are showing great success in DSL with over 4% penetration of existing LTD lines."

In the second quarter of 2001, the ICD's revenues were $3.5 million, an increase of $3.0 million over the same period in 2000. The ICD's Adjusted EBITDA loss in the second quarter of 2001 was $6.8 million compared to $3.5 million in the second quarter of 2000. On a sequential quarter basis, revenues increased $1.0 million, or 37%, and the Adjusted EBITDA loss improved $0.8 million, or 11%. As of June 30, 2001, the ICD had approximately 12,300 voice access lines and 2,900 DSL lines in service. During the second quarter, the ICD provisioned approximately 3,000 lines and completed the quarter with a provisioning backlog of approximately 6,700 lines.


2001 Six Month Highlights
-------------------------

For the six months ended June 30, 2001, revenues were $90.7 million, an increase of $17.4 million, or 24%, over revenues of $73.3 million for the comparable six month period of 2000. By division, in the first six months of 2001, the LTD reported revenues of $84.6 million and the ICD reported revenues of $6.1 million. The increase in revenues is attributed partially to a full six months of revenues being reported for Coastal Communications. Coastal Communications was acquired at the end of the first quarter in 2000 and therefore is only included in the operating results for three months in 2000 versus the full six months of 2001. The remaining increase is due to the growth in voice access and DSL lines in each division The LTD reported an increase in revenues of $12.3 million, or 17%, of which $9.7 million can be attributed to the impact on operations of Coastal Communications. The ICD reported a revenue gain of $5.2 million, or 520%, for the six month period.

Adjusted EBITDA improved by $3.7 million, or 15%, to $28.7 million in the first six months of 2001 compared to the first six months of 2000. By division, this broke out as $43.1 million for the LTD and a loss of $14.3 million for the ICD. The $3.7 million increase in Adjusted EBITDA for the comparable periods is the result of an increase in the LTD's Adjusted EBITDA of $11.6 million, or 37%. This includes the impact of a full six months of Coastal Communications operations which accounted for approximately $4.8 million of the increase. This gain was partially offset by a larger Adjusted EBITDA loss in the ICD of $7.9 million.

On a pro forma basis, assuming that the Coastal Communications acquisition occurred as of January 1, 2000, revenues for the first half of 2001 increased $8.3 million, or 10%, and Adjusted EBITDA increased slightly. For the LTD, on a comparable pro forma basis, Adjusted EBITDA was up 22%, or $7.9 million, on an increase in revenues of 4%, or $3.2 million.

As of June 30, 2001, the Company had $27.7 million in cash on hand. In addition, the Company continues to maintain $38.8 million in unused credit facilities with the RTFC. Cash expended for capital expenditures for the six months ended June 30, 2001 was approximately $37 million.

Paul Sunu, Chief Financial Officer, commented, "We are pleased to report that we successfully completed the sale of our exchanges in Staunton and Livingston, Illinois during the second quarter as planned. With our current cash position and available credit facilities, our business plan remains funded until the second quarter of 2002. Although the capital markets continue to be difficult, the demonstrated ability to acquire and operate ILEC assets and the positive performance in our expansion operations provide a material difference distinguishing us from other competitive providers. We believe that the success in the capital markets is largely dependent on successfully executing our plan. We are doing that."


Second Quarter 2001 Operational Highlights
------------------------------------------

During the second quarter, the Company completed the sale of approximately 4,280 access lines and other operating assets in the exchanges of Staunton and Livingston, Illinois to Madison Telephone Company (a non-related entity). The proceeds from the sale were approximately $13.4 million and are subject to post-closing adjustments.

The Company announced that Kenneth R. Rowen has joined the Company as Vice President and General Manager of Transport Services. Rowen, with over 15 years of telecom experience, will lead the strategic development and implementation of the Company's transport and Internet business offerings.

The Company will be conducting a conference call to discuss its second quarter and six month financial and operating results on Friday, July 27 at 11:00 AM EST. The call will be available via a webcast and can be accessed by going to the Company's website at www.madisonriver.net.

Selected Financial Results and Operating Data

Selected historical financial and operating results for the second quarter and six months ended June 30, 2001 and 2000 and pro forma financial results for the six months ended June 30, 2000 were (dollars in millions):

                                         Second Quarter Ended             Six Months Ended
                                             As Reported            As Reported         Pro Forma**
                                        ----------------------  --------------------    -----------
                                          June 30,    June 30,   June 30,   June 30,      June 30,
                                            2001        2000       2001       2000          2000
                                            ----        ----       ----       ----          ----
Net revenues                              $  45.5        41.7     $ 90.7       73.3        $ 82.4
LTD                                          42.0        41.1       84.6       72.3          81.4
ICD                                           3.5         0.6        6.1        1.0           1.0

Operating expenses                           45.2        40.4       91.1       71.0          78.9
LTD                                          32.9        35.3       66.6       61.9          69.8
ICD                                          12.3         5.1       24.5        9.1           9.1

Adjusted EBITDA                              14.8        14.8       28.7       25.0          28.7
LTD                                          21.6        18.3       43.1       31.5          35.2
ICD                                          (6.8)       (3.5)     (14.3)      (6.5)         (6.5)

Adjusted EBITDA margin                       32.5%       35.5%      31.7%      34.2%         34.9%

Net income                                $ (12.2)      (12.0)    $(41.4)     (24.5)       $(26.7)
LTD                                           3.2         0.7       (9.9)      (6.0)         (8.2)
ICD                                         (15.4)      (12.7)     (31.5)     (18.5)        (18.5)



Cash and cash equivalents                 $  27.7        79.2       (a)        (a)           n/a
Net telephone plant
 and equipment                              403.4       362.4       (a)        (a)           n/a
Total assets                                929.2       981.7       (a)        (a)           n/a
Long-term debt                              672.6       672.0       (a)        (a)           n/a
Member's interest                           213.6       189.6       (a)        (a)           n/a
Accumulated deficit                        (120.6)      (44.2)      (a)        (a)           n/a

                                                                    Second Quarter and
                                                                     Six Months Ended
                                                               ---------------------------
                                                               June 30,           June 30,
                                                                 2001               2000
                                                               --------           --------
     Selected Operating Data:
       Total lines sold and in provisioning:                    221,834            203,797
           LTD:
            Voice                                               193,960  (a)       195,867
            DSL lines                                             5,383              1,082
           ICD:
            Voice                                                18,985              6,047
            DSL Lines                                             3,506                801

       Total lines in service                                   214,536            202,374
           LTD:
            Voice                                               193,960  (a)       195,867
            DSL lines                                             5,383              1,082
           ICD:
            Voice                                                12,254              4,690
            DSL Lines                                             2,939                735

          Fiber transport (in actual $ (b))                    $180,000                  -

       Route miles of fiber                                       2,750              2,351
       Host Voice Switches owned                                     11                 10
       ATM Switches                                                  12                  6
       Network Operations Centers                                     2                  2
       Employees                                                    911                952

       (a) LTD voice access lines reflect the impact of the 4,278 access lines disposed of in the second quarter of 2001.
       (b)  Dollar amounts represent monthly recurring revenues.


     States certified as a CLEC:
            North Carolina                                     South Carolina
            Florida  (subsidiary Gulf Long Distance, Inc.)     Alabama
            Mississippi                                        Louisiana
            Texas                                              Tennessee
            Illinois                                           Georgia

     States certified as a long distance provider:
            North Carolina                                     South Carolina
            Georgia                                            Florida
            Alabama                                            Mississippi
            Louisiana                                          Texas
            Tennessee                                          Illinois
            Kentucky  (subsidiary Gulf Long Distance, Inc.)

NOTE:

** The unaudited pro forma results for the six month period ended June 30, 2000 assume that the Coastal Communications acquisition in March 2000 and the senior notes offering in February 2000 each occurred as of January 1, 2000. The pro forma information is not intended to be indicative of the actual results that would have been achieved had the transactions occurred at the beginning of 2000 nor does it purport to be indicative of the future consolidated operating results of the Company.

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

 .  the uncertainties and potential delays associated with our planned expansion into competitive local service;
 .  the passage of legislation or court decisions adversely affecting the telecommunications industry;
 .  our ability to repay our outstanding indebtedness;
 .  our ability to raise additional capital on acceptable terms and on a timely basis;
 . competition in the telecommunications industry; and . the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and members of management.

                          MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
                            (Dollars in thousands)
                                  (Unaudited)

                                                      Three Months Ended                    Six Months Ended
                                                         June 30, 2001                        June 30, 2001
                                               --------------------------------    ---------------------------------
                                                LTD        ICD     Consolidated      LTD        ICD     Consolidated
                                               -------   -------   ------------    --------   -------   ------------
Operating revenues:
 Local service                                 $33,306     2,067         35,373    $ 66,402     3,374         69,776
 Long distance service                           3,846       204          4,050       7,776       350          8,126
 Internet and enhanced data                      1,387     1,079          2,466       2,812     1,956          4,768
 Transport service                                   -       535            535           -       862            862
 Miscellaneous telecommunications service
  and equipment                                  3,421      (341)         3,080       7,598      (407)         7,191
                                               -------   -------   ------------    --------   -------   ------------
Total operating revenues                        41,960     3,544         45,504      84,588     6,135         90,723
                                               -------   -------   ------------    --------   -------   ------------

Operating expenses:
 Cost of services                               11,257     6,424         17,681      22,572    11,372         33,944
 Depreciation and amortization                  12,048     2,093         14,141      24,094     4,112         28,206
 Selling, general and administrative             9,584     3,835         13,419      19,888     9,045         28,933
                                               -------   -------   ------------    --------   -------   ------------
Total operating expenses                        32,889    12,352         45,241      66,554    24,529         91,083
                                               -------   -------   ------------    --------   -------   ------------

Net operating income                             9,071    (8,808)           263      18,034   (18,394)          (360)

Interest expense                                (9,711)   (6,680)       (16,391)    (19,231)  (13,388)       (32,619)
Other income (expense), net                      1,409        45          1,454      (6,287)      303         (5,984)
                                               -------   -------   ------------    --------   -------   ------------

Income (loss) before income taxes
 and minority interest                             769   (15,443)       (14,674)     (7,484)  (31,479)       (38,963)

Income tax expense (benefit)                    (2,745)        -         (2,745)      1,862         -          1,862
                                               -------   -------   ------------    --------   -------   ------------

Income (loss) before minority interest           3,514   (15,443)       (11,929)     (9,346)  (31,479)       (40,825)

Minority interest                                  275         -            275         525         -            525
                                               -------   -------   ------------    --------   -------   ------------


Net income (loss)                              $ 3,239   (15,443)       (12,204)   $ (9,871)  (31,479)       (41,350)
                                               =======   =======   ============    ========   =======   ============

EBITDA                                          21,119    (6,715)        14,404      42,128   (14,282)        27,846

Adjustments:
 Long-term Incentive Plan                          441       (41)           400         946       (52)           894
                                               -------   -------   ------------    --------   -------   ------------

Adjusted EBITDA                                $21,560    (6,756)        14,804    $ 43,074   (14,334)        28,740
                                               =======   =======   ============    ========   =======   ============


NOTE: These financial statements recognize Madison River Capital, LLC's financial results on an historical basis.